The Agreement made between Manufacturers Soap and Chemical Company and Ronald H. Braam on May 21, 1980 and amended on June 16, 1985 and accepted by James G. Lane on behalf of Synalloy Corporation at the acquisition of Manufacturers Soap and Chemical Company on November 25, 1996 will be nullified on receipt of the full valuation of Policy # N40029291 issued by Indianapolis Life Insurance Company, effective after the policy anniversary date on January 1, 2003.

All claims by Ronald H. Braam to benefits of insurance or annual compensation related to Policy # N40029291 for a period of ten (10) years beginning at retirement, will cease upon receipt of these assets.

Policy # 00002077870 issued by Indianapolis Life Insurance Company will stay in force until Mr. Braam's effective Social Security retirement date will face value payable to his legal heirs and accumulated cash value in excess of face value payable to Manufacturers Chemicals Soap and Chemical Company in the event of his death before normal retirement.

In the event Manufacturers Chemicals, L.P. is sold by Synalloy Corporation during the term of this Agreement, the Agreement will survive that event and be continued in its present form by the new owners or settled upon mutual agreement of both parties.

In the event that Mr. Braam resigns from the Company, the insurance coverage will cease at once. In the event that Mr. Braam continues in employment until Social Security retirement age or until his termination by Synalloy Corporation, he will receive the accumulated liquidation cash value of the policy at said time.

/s/ Ronald H. Braam Ronald H. Braam President, Synalloy Chemicals Group	February 6, 2003 Date

/s/ Ralph Matera Ralph Matera CEO, Synalloy Corporation	February 6, 2003 Date

/s/ Gregory M. Bowie Gregory M. Bowie VP Finance, Synalloy Corporation	February 6, 2003 Date